Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit to T. Rowe Price Group, Inc.’s
Annual Report on Form 10-K for the Year Ended December 31, 2021 because it is both not material and is the type that T. Rowe Price Group, Inc. treats as private or confidential. Information that has been omitted is denoted as “[***].”

VALUE CREATION AGREEMENT

THIS VALUE CREATION AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2021 by and among Glenn R. August (“GRA”), William H. Bohnsack, Jr. (“Bohnsack”), Adam B. Kertzner (“Kertzner”), Alan M. Schrager (“Schrager” and, together with GRA, Bohnsack and Kertzner, the “Senior Partners”) and T. Rowe Price Group, Inc., a Maryland corporation (“Theta”). Each of GRA, WHB, Schrager, Kertzner and Theta are referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but otherwise not defined herein shall have the same meanings as set forth in the Transaction Agreement (as defined below).
RECITALS

WHEREAS, the Parties, Oak Hill Advisors, L.P., a Delaware limited partnership (together with its Affiliates and all Alternatives Businesses (as defined below), “OHA”), and certain other parties named therein entered into that certain Transaction Agreement, dated as of October 28, 2021, pursuant to which Theta agreed to acquire the OHA business (the “Transaction”) on the terms and conditions set forth in the Transaction Agreement (such agreement, as it may be amended, modified or restated, the “Transaction Agreement”);

WHEREAS, in connection with the negotiation of the Transaction Agreement, the Parties entered into that certain Letter Agreement, dated as of October 28, 2021 (such agreement, as it may be amended, modified or restated, the “Letter Agreement”), pursuant to which the Parties agreed on a governance, operation and compensation framework for the OHA business from and after the Closing of the Transaction as set forth on Exhibit A of the Letter Agreement (the “Term Sheet”); and

WHEREAS, the Parties desire to enter into this Agreement to implement the terms relating to value creation in the Letter Agreement, including the “Value Creation Agreement” section of the Term Sheet (the “Value Creation Terms”) and set forth their understanding and agreement as to the calculation and payment of the Value Creation Payment (as defined below), if any, payable to the Participants (as defined below), subject to the Value Creation Condition (as defined below).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Acceleration Event” means any event that triggers an Acceleration Payment pursuant to Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b), Section 4.3(a) or Section 4.3(b).

“Acceleration Payment” means any payment to be made in accordance with Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b), Section 4.3(a) or Section 4.3(b).

“Aggregate Consideration” means and includes (without duplication) the total value of all cash, securities and other consideration in any form directly or indirectly paid or payable to, received or receivable by, distributed or distributable to, or realized or realizable by, or for the benefit of the OHA and/or its direct and indirect security holders in contemplation of, in connection with or resulting from the sale of any portion of OHA during the Value Creation Period at the time of such sale. For the avoidance of doubt, Aggregate Consideration (1) will be deemed to exclude (x) any amounts paid into escrow and (y) the value of any consideration that is contingent upon the passage of time or occurrence of some future event after the Value Creation Date, in all of the foregoing cases in contemplation of, in connection with or resulting from the transaction and (2) does not include (x) cash (other than restricted cash, if any) on the balance sheet of OHA on a consolidated basis at the time of closing of such transaction (including any dividends of such cash at or prior to the closing of such transaction), and (y) liabilities, including any post-closing indebtedness arranged by any acquiror, accounts payable, accrued liabilities, and other ordinary course liabilities (unless treated as debt for purposes of the definitive agreement with respect to the such transaction).

“Alternatives Business” means any business, division, platform, account(s) or similar activities related to alternatives investment or asset management or other advisory services (whether such business takes the form of a credit fund, private equity fund, a hedge fund, a real estate fund, separately managed account or otherwise) that is, during the Value Creation Period, (i) developed, grown or acquired by either OHA or another Theta Affiliate (even if not operated under OHA) and to which OHA provides material services or pursuant to which any fees or other amounts earned in connection with such activities are paid to OHA or (ii) acquired by Theta but managed by OHA management and/or the Senior Partners.

“Closing Date” means the date hereof.

“Contingent Consideration” means and includes (without duplication) the total value of all cash, securities and other consideration in any form directly or indirectly actually paid to, received by, distributed to, or realized by, or for the benefit of the OHA and/or its direct and indirect security holders in contemplation of, in connection with or resulting from the sale of any portion of OHA during the Value Creation Period, but in each case, to the extent not actually received by OHA and/or its direct or indirect security holders until after the Value Creation Date. For the avoidance of doubt, Contingent Consideration will be deemed to include (x) any amounts released from escrow to OHA and/or its direct or indirect securityholders and (y) the payment to OHA and/or its director or indirect securityholders of any consideration that was contingent upon the passage of time or occurrence of some future event, in all of the foregoing cases in contemplation of, in connection with or resulting from the transaction.

“Ending Valuation” means the valuation of OHA as of the Value Creation Date as calculated pursuant to Section 2.1, plus the Aggregate Consideration in respect of any portion of OHA that has been sold during the Value Creation Period (“Sold Business Value”). The Parties agree that any debt incurred by OHA during the Value Creation Period that is incurred for purposes of working capital or for inorganic or organic growth initiatives (plus any fees or other consideration paid or payable in connection with the payment or prepayment of such debt), and the impact thereof, shall be included in the calculation of the Ending Valuation, and any debt incurred by OHA for any other reason shall be excluded from the calculating of the Ending Valuation (including removing such debt from OHA’s balance sheet and any impact of such debt from OHA’s income statement (e.g., interest expense)). Ending Valuation shall (i) be inclusive of all Alternatives Businesses, (ii) include both organic and inorganic growth and (iii) not include any fund limited partner investments or seed capital received by OHA from Theta during the Value Creation Period; provided, for the avoidance of doubt, if Theta acquires an entity that has a small alternatives business (e.g., <20% of revenue of the acquired company), Theta may choose to leave that business separate and not include in the Value Creation measurement.

“GRA Employment Agreement” means that certain Employment Agreement, by and between GRA and T. Rowe Price Group, Inc., dated as of October 28, 2021.

“GRA Event of Default” means (i) a termination of GRA without Cause or
(ii) a resignation by GRA for Good Reason (each as defined in the GRA Employment Agreement).

“GRA Succession Event” means the termination of GRA’s employment as a result of (i) death or Disability, (ii) termination with or without Cause, (iii) non-extension or non-renewal of the GRA Employment Agreement or (iv) resignation with or without Good Reason (as such terms are defined in the GRA Employment Agreement).

“Initial Valuation” means the equity value of OHA at Closing, which shall be deemed to equal the Consideration paid by Theta under the Transaction Agreement, including the Earnout Amount (if any) as and when paid, plus any growth capital invested (and without any interest charges to extent funded as debt) by Theta into the OHA business as and when invested other than any fund limited partner investments or seed capital received by the OHA business from Theta.

“Non-Senior Partners” means, collectively, [***] and any other individual designated by GRA as a Non-Senior Partner prior to the Value Creation Date.
“OHA Senior Partners Default” means the (i) termination without Cause (as defined in such Senior Partner’s respective employment agreement) and/or (ii) resignation for Good Reason (as defined in such Senior Partner’s respective employment agreement) of all Senior Partners.

“Participants” means, collectively, GRA and such then-current employees as of the Value Creation Date (or the date of the applicable Acceleration Event, as applicable) of OHA, Theta or one of their respective Affiliates selected by GRA to receive any portion of the Value Creation Payment or Acceleration Payment, as applicable, pursuant to Section 3.2; provided, that, notwithstanding the foregoing, GRA shall have the discretion to include any individual who was an employee of OHA, Theta or one of their respective Affiliates prior to the Value Creation Date and whose employment was terminated prior to the applicable payment date due to death or disability (as defined, if applicable, in such Participant’s employment agreement with Theta or one of its Affiliates).

“Significant Affiliate Transaction” means any transaction, arrangement or other value transfer with or for the benefit of Theta or any of its Affiliates that,

individually or with a series of related transactions, arrangements or other value transfers, has (a) an impact on OHA’s revenue that is greater than $5 million per year or (b) an impact on OHA’s expenses that is greater than $2.5 million per year.

“Valuation Firm” means a nationally recognized, independent valuation firm jointly engaged by OHA and Theta for the purpose of calculating the Ending Valuation.

“Value Creation” shall be calculated, on a pre-tax basis, as the excess, if any, of (x) the Ending Valuation, over (y) the Initial Valuation subject to a [***]% annualized preferred return (calculated as shown in Appendix A) on the Initial Valuation to Theta other than capital invested by Theta for mergers and acquisitions and growth initiatives, which shall be subject to a [***]% annualized preferred return (calculated as shown in Appendix A); provided, that, (i) such preferred return shall stop accruing on a portion of the Initial Valuation equal to any Sold Business Value from and after the time such business is sold, (ii) such preferred return on any capital invested by Theta for mergers and acquisitions and capital initiatives shall accrue from the time such investment is made until such amount is repaid to Theta and (iii) for the avoidance of doubt, the preferred return shall only begin accruing with respect to the Earnout Amount at the time such Earnout Amount is paid.

“Value Creation Adjustment” means the positive difference between the Adjusted Value Creation and the Value Creation.

“Value Creation Condition” means (i) an Acceleration Event has occurred or (ii) that the Value Creation Payment, as finally determined pursuant to Section 2.1 following the Value Creation Date, is greater than zero.

“Value Creation Date” means the fifth anniversary of the Closing Date.
“Value Creation Period” means the period from the Closing Date through the Value Creation Date.

“WHB Employment Agreement” means that certain Employment Agreement, by and between WHB and T. Rowe Price Group, Inc., dated as of October 28, 2021.

“WHB Succession Event” means the termination of WHB’s employment pursuant to the WHB Employment Agreement as a result of (i) death or Disability, (ii) termination with or without Cause, (iii) non-extension or non-renewal of the WHB Employment Agreement or (iv) resignation with or without Good Reason (as such terms are defined in the WHB Employment Agreement).

1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term    Section
Agreement .......................................    Preamble
GRA.................................................    Preamble
Kertzner ...........................................    Preamble
Letter Agreement.............................    Recitals Value Creation Payment..................        3.1
OHA ................................................    Recitals
Parties ..............................................    Preamble
Party.................................................    Preamble
Schrager...........................................    Preamble
Senior Partners    Preamble
Term Sheet ......................................    Recitals
Theta ................................................    Preamble
Theta Stock    3.4(b)
Transaction ......................................    Recitals

Transaction Agreement ...................    Recitals WHB................................................    Preamble

ARTICLE II VALUATION

2.1    Ending Valuation; Determination of Value Creation.

(a)    The Ending Valuation shall be:

(i)    as mutually agreed by Theta and GRA promptly following the Value Creation Date; or

(ii)    if mutual agreement between Theta and GRA on the Ending Valuation is not reached with sixty (60) days following the Value Creation Date, each of Theta and GRA shall determine its own calculation of Value Creation Payment and if, between such two Value Creation Payment calculations, (a) the lower calculation is 10% or less below the higher calculation, the average of the two calculations is the final Value Creation Payment, or (b) the lower calculation is more than 10% below the higher calculation, the Valuation Firm (as selected in accordance with the next sentence) will determine its calculation of the Value Creation Payment, which calculation shall (x) not be higher than the higher calculation presented by the two parties and not be lower than the lower calculation presented by the two parties and (y) be averaged with the calculation that is closer to the calculation of the Valuation Firm and the final Value Creation Payment shall equal such average. If the foregoing clause (b) is implicated, a Valuation Firm shall be mutually agreed to by Theta and GRA promptly following the Value Creation Date (in any event, the Valuation Firm shall be chosen and charged with the Value Creation determination within 90 days following the Value Creation Date; provided, that if GRA and Theta cannot agree upon such a Valuation Firm, each such party shall select, within ten (10) days following the expiration of the sixty (60) day period referred to above, a nationally recognized, independent valuation firm and those valuation firms shall, within an additional ten (10) day period, jointly select another nationally recognized, independent valuation firm, which firm shall be the Valuation Firm for purposes of the determining the final Value Creation Payment), in accordance with this Section 2.1(a)(ii) and the standard valuation metrics and methodologies for independent alternative investment asset management businesses as set forth in Section 2.1(b).

(b)    The Ending Valuation shall be calculated using standard valuation metrics and methodologies for independent alternative investment asset management businesses, including, but not limited to:

(i)    public trading multiples analysis including alternative asset management firms with material similarities to OHA in one or more of their business characteristics, operational characteristics and/or financial metrics. The multiples shall be based on relevant closing stock prices for appropriate periods as close to the Value Creation Date as practicable, and financial data for the selected companies shall be based on the selected companies’ public filings, analyst research estimates and other publicly available information;

(ii)    selected comparable M&A transactions analysis including transactions that occurred within a period deemed relevant and whereby the businesses involved in such transactions operated in materially similar industries and/or had materially similar financial profiles to OHA; and

(iii)    discounted cash flow analysis based upon an OHA forecast of unlevered free cash flows. An appropriate discount rate shall be determined based on a weighted average cost of capital for firms that are materially comparable to the OHA Business as of the Value Creation Date.

For illustrative purposes, Appendix A hereto sets forth sample valuation calculations.

2.2    Affiliate Transactions.    The parties agree that, during the Value Creation Period, GRA and Theta shall agree on the pricing of any Significant Affiliate
Transaction at or prior to the entry into such Significant Affiliate Transaction; provided, that if GRA and Theta are unable to agree on the pricing of any such Significant Affiliate Transaction, the parties agree that the pricing of such Significant Affiliate Transaction for purposes of determining the Ending Valuation, the Value Creation and the Value Creation Payment shall be determined in accordance with Section 2.1, with the Valuation Firm being entitled to make adjustments to such pricing as they determine appropriate under the circumstances in the context of determining the Ending Valuation, which adjustments could include considering what the pricing for such Significant Affiliate Transaction would have been on an arm’s-length basis with an unaffiliated third party. The Ending Valuation shall be adjusted to the extent necessary to reflect the difference between the pricing so determined in accordance with Section 2.1 and the pricing actually used between OHA and Theta.

ARTICLE III
VALUE CREATION PAYMENT

3.1    Value Creation Payment. The total amount payable to the Participants (the “Value Creation Payment”) shall be 10% of the Value Creation. The amount of the Value Creation Payment shall be calculated and agreed upon pursuant to the process and methodology set forth in Section 2.1 herein.

3.2    Participation.

(a)    Participants in any Value Creation Payment or Acceleration Payment made pursuant to this Agreement shall be determined by GRA in his sole discretion; provided, however, that each Participant must be an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

(b)    Within thirty (30) days following the determination of the Value Creation Payment pursuant to Section 3.1, an Acceleration Event or an Adjusted Value Creation Payment for which there was not previously a Value Creation Payment, GRA shall provide Theta with a schedule (an “Allocation Schedule”) setting forth the allocation of the Value Creation Payment or Accelerated Payment, as applicable, among the Participants as determined in his sole discretion.

(c)    If, following the Value Creation Date, OHA or its direct and/or indirect securityholders actually receives any Contingent Consideration, then Theta shall recalculate the Value Creation as of the Value Creation Date to include such Contingent Consideration in the computation of Ending Valuation as if such Contingent Consideration had been received prior to the Value Creation Date (the “Adjusted Value Creation”) and furnish such calculation to the Senior Partners, which Adjusted Value Creation shall be finally determined in accordance with Section 2.1. Theta shall pay to the Participants an amount equal to 10% of the Value Creation Adjustment (the “Adjusted Value Creation Payment”) within five (5) Business Days of the final determination of the Adjusted Value Creation in accordance with the previously delivered Allocation Schedule in respect of the Value Creation Payment (if any) and Section 3.4.
3.3    Timing of Payment. Upon the satisfaction of the Value Creation Condition and within five (5) Business Days following receipt of an Allocation Schedule, Theta shall pay or cause to be paid the Value Creation Payment or Acceleration Payment, as applicable, to the Participants in accordance with such Allocation Schedule.

3.4    Form of Payment. Payment of the Value Creation Payment, Acceleration Payment or Adjusted Value Creation Payment, as applicable, to each Participant shall be made:

(a)    75% of the portion of the Value Creation Payment, Acceleration Payment or Adjusted Value Creation Payment, as applicable, allocated to such Participant in the Allocation Schedule in cash via payroll (subject to applicable withholding); and

(b)    by the issuance to such Participant of a number of shares (which shares shall be duly authorized, duly and validly issued, fully paid and non- assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Theta’s Organizational Documents or any Contract to which Theta or any of its Subsidiaries is a party or otherwise bound) of T. Rowe Price Group, Inc. stock (“Theta Stock”) having an aggregate value (as determined pursuant to the next sentence) equal to 25% of the Value Creation Payment, Acceleration Payment or Adjusted Value Creation Payment, as applicable, allocated to such Participant in the Allocation Schedule and subject to vesting on terms to be determined by GRA upon delivery of the Allocation Schedule. The value of such Theta Stock shall be calculated as the arithmetic average of the VWAP for the Theta Stock for the five (5) consecutive Trading Days ending on the date immediately prior to the date the Value Creation Payment is made (subject to adjustment for any splits, combinations or reclassifications).

ARTICLE IV
EVENT OF DEFAULT; CHANGE OF CONTROL

4.1    GRA Event of Default.

(a)    Following the occurrence of a GRA Event of Default that occurs on or prior to the first anniversary of the Closing Date, Theta shall make a payment equal to $50,000,000, which shall be payable promptly following such GRA Event of Default in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated following the Value Creation Date in accordance with Article III; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such GRA Event of Default (but in no event shall be less than zero).
(b)    Following the occurrence of a GRA Event of Default that occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, Theta shall make a payment equal to $75,000,000, which shall be payable promptly following such GRA Event of Default in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such GRA Event of Default (but in no event shall be less than zero).

(c)    A GRA Event of Default that occurs after the second anniversary of the Closing Date shall not be deemed to have given rise to an acceleration of any portion of the Value Creation Payment and the Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated.

4.2    OHA Senior Partners Default.

(a)    Following the occurrence of a OHA Senior Partners Default that occurs on or prior to the first anniversary of the Closing Date, Theta shall make a payment equal to $50,000,000, which shall be payable promptly following such OHA Senior Partners Default in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated following the Value Creation Date in accordance with Article III; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such OHA Senior Partners Default (but in no event shall be less than zero).

(b)    Following the occurrence of a OHA Senior Partners Default that occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, Theta shall make a payment equal to $75,000,000, which shall be payable promptly following such OHA Senior Partners Default in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated following the Value Creation Date in accordance with Article III; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such OHA Senior Partners Default (but in no event shall be less than zero).

(c)    An OHA Senior Partners Default that occurs after the second anniversary of the Closing Date shall not be deemed to have given rise to an acceleration of any portion of the Value Creation Payment and the Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated.

4.3    Change of Control.

(a)    Following the occurrence of a Change of Control that occurs on or prior to the first anniversary of the Closing Date, Theta shall make a payment equal to $50,000,000, which shall be payable promptly following such Change of Control in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated following the Value Creation Date in accordance with Article III; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such Change of Control (but in no event shall be less than zero).

(b)    Following the occurrence of a Change of Control that occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, Theta shall make a payment equal to $75,000,000, which shall be payable promptly following such Change of Control in accordance with Article III and shall not be subject to refund or adjustment, irrespective of whether or not a Value Creation Payment is subsequently determined to be payable (or the amount thereof). Notwithstanding such accelerated portion, thereafter, Value Creation shall be calculated and the Value Creation Payment shall be paid as originally contemplated following the Value Creation Date in accordance with Article III; provided, however, that any future Value Creation Payment shall be reduced by such amount paid in connection with such Change of Control (but in no event shall be less than zero).

(c)    For the avoidance of doubt, following a Change of Control, Value Creation shall be calculated as to OHA, taken as a whole (including any Alternatives Business), regardless of what portion thereof is owned by Theta as of the Value Creation Date.

(d)    A Change of Control that occurs after the second anniversary of the Closing Date shall not be deemed to have given rise to an acceleration of any portion of the Value Creation Payment and the Value Creation shall be calculated, and the Value Creation Payment shall be paid, as originally contemplated.

ARTICLE V GENERAL PROVISIONS

5.1    Covenants of Theta. Theta covenants and agrees that it shall, and shall cause its Affiliates to:

(a)    not take or omit to take any action that has the purpose of, artificially decreasing the Value Creation during the Value Creation Period;

(b)    continue to collect revenue during the Value Creation Period in a manner consistent with past practice in all material respects, and shall not accelerate, defer, delay or otherwise alter in any material respect the timing or amounts of such collections in a manner inconsistent with the past practice of OHA prior to the Closing;

(c)    during the Value Creation Period, not, directly or indirectly, take any action or omit to take any action the purpose of which is avoiding or reducing the Value Creation Payment payable to the Participants pursuant to this Agreement;

(d)    maintain adequate books of account and all other records relating to or reflecting the operation of the business of OHA during the Value Creation Period in a manner consistent with past practice in order to facilitate the determination of Value Creation pursuant to Article II; and

(e)    give the Senior Partners no less than thirty (30) days’ prior written notice of the occurrence of any Change of Control.

5.2    Representations and Warranties. Each Party hereby represents and warrants to the other Parties that:

(a)    Such Party has the requisite right, power and authority to execute and deliver this Agreement and to carry out this Agreement and the transactions contemplated hereby. All actions required to be taken by such Party to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken.

(b)    This Agreement has been duly executed and delivered by such Party and constitutes the valid and legally binding obligation of such Party, enforceable against it in accordance with its terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

(c)    The execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated herein will not: (i) violate or conflict with any provision of the organizational documents of such Party; (ii) violate, breach, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation of or conflict under, any laws or governmental orders applicable to, binding upon or enforceable against such Party or its assets or properties; (iii) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Party the right to terminate, or require notice or consent under, any Contract to which such Party is a party or by which such Party’s assets or properties are bound; or (iv) require the consent, authorization or approval of, the giving of notice to or designation, declaration or filing with any governmental authority or other Party.

5.3    Access to Information; Confidentiality.    Following the Value Creation Date until the determination of the Value Creation Payment, Theta shall (i) permit
GRA and his representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of Theta and OHA and cooperate with GRA in seeking to obtain work papers from Theta, OHA and their representatives, in each case, to the extent pertaining to or used in connection with the determination of the Value Creation Payment and provide GRA with copies thereof (as reasonably requested by GRA) and (ii) provide GRA reasonable access to the employees and accountants of Theta and OHA as reasonably requested by GRA for purposes of reviewing, considering, evaluating and negotiating the Value Creation Payment; provided, that, in each case, such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Theta or OHA and subject to GRA's and its representatives’ execution of customary access letters.

5.4    Parties; Succession.

(a)    Succession Events.

(i)    Upon the occurrence of a GRA Succession Event, WHB shall succeed to all of GRA’s rights, responsibilities, authority and obligations under this Agreement; provided, that GRA’s entitlement to a portion of the Value Creation Payment or Acceleration Payment shall not be subject to the succession set forth in this Section 5.4.

(ii)    Upon the occurrence of a GRA Succession Event, if a WHB Succession Event occurs or has previously occurred at the time of such GRA Succession Event, GRA’s rights, responsibilities, authority and obligations under this Agreement shall be exercised unanimously by the remaining Senior Partners whose employment pursuant to his respective employment agreement has not been terminated as a result of death or Disability, a termination with or without Cause, non-extension of agreement or resignation with or without Good Reason (as such terms are defined in each Senior Partner’s respective employment agreement). Theta shall be entitled to rely upon any actions taken by a Senior Partner pursuant to this Section 5.4(a)(ii).

(iii)    If, at any time following the Closing, all Senior Partners cease performing services to OHA on a full-time basis, a majority of the then- remaining Non-Senior Partners shall mutually agree upon, in writing, one (1) then- remaining Non-Senior Partner to exercise the rights set forth in this Agreement. The Parties agree that the Non-Senior Partners shall be express third party beneficiaries of this Section 5.4(a)(iii).

(b)    Theta hereby acknowledges and agrees that:

(i)    the Senior Partners (and, if applicable, the Non- Senior Partner designated in accordance with Section 5.4(a)(iii)) shall be entitled to exercise any and all rights under or relating to this Agreement in their individual capacities as counterparties of Theta hereunder;

(ii)    the status of any Senior Partner (or, if applicable, the Non-Senior Partner designated in accordance with Section 5.4(a)(iii)) as an employee, officer and/or director of Theta following the Closing shall not be construed to restrict, limit, invalidate or otherwise affect or result in the termination of any right granted to the Senior Partners (or, if applicable, the Non-Senior Partner designated in accordance with Section 5.4(a)(iii)) pursuant to this Agreement;

(iii)    Theta hereby waives any and all fiduciary duties and any other duties that, absent such waiver, may be implied or imposed by applicable law, in connection with the exercise of any and all rights granted to the Senior Partners (and, if applicable, the Non-Senior Partner designated in accordance with Section 5.4(a)(iii)) pursuant to this Agreement; and

(iv)    each Senior Partner (and, if applicable, the Non- Senior Partner designated in accordance with Section 5.4(a)(iii)) shall, in his sole discretion, be entitled to make any determination as to the exercise of any and all rights granted to such Senior Partner (or, if applicable, the Non-Senior Partner designated in accordance with Section 5.4(a)(iii)) pursuant to this Agreement.

5.5    Restricted Legends. The certificates representing the shares of Theta Stock to be issued and delivered hereunder to the Value Creation Agreement shall bear the following legend (it being agreed that if the shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY STATEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO

THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY STATEMENT ARE SUBJECT TO ADDITIONAL CONTRACTUAL RESTRICTIONS ON TRANSFER.”

Upon either the transfer of the shares of Theta Stock pursuant to a registration statement or upon the applicable Participant’s satisfaction of the relevant holding period under Rule 144 of the Securities Act, and at such Participant’s request, the Theta and the Senior Partners shall use reasonable best efforts to cooperate with each other to exchange such Participant’s certificates for such relevant shares of Theta Stock for new certificates not bearing a legend restricting transfer under the Securities Act, and shall provide such certificates, documents and/or legal opinions as Theta and Theta’s registrar and transfer agent may reasonably request in connection therewith.

5.6    Amendments; Waiver. This Agreement and any of the provisions hereof may not be amended or modified except by written instrument executed by Theta and GRA; provided, however, that (i) if a GRA Succession Event shall occur, such written instrument may be executed by WHB in lieu of GRA, and (ii) if a GRA Succession Event and a WHB Succession Event shall occur, such written instrument may be executed by the remaining Senior Partners whose employment pursuant to each of his employment agreement has not been terminated as a result of death or Disability, a termination with or without Cause, non-extension of agreement or a resignation with or without Good Reason (as such terms are defined in each Senior Partner’s respective Employment Agreement); provided, further, that if all Senior Partners cease performing services to OHA on a full- time basis, such written instrument may be executed by that Non-Senior Partner agreed upon pursuant to Section 5.4(a)(iii). The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

5.7    Conflicts. The Parties agree that this Agreement supersedes the Value Creation Terms and in the event of a conflict between the provisions of this Agreement, on the one hand, and the Letter Agreement, on the other hand, the provisions of this Agreement shall control. In the event of a conflict between the provisions of this Agreement, on the one hand, and the Transaction Agreement, on the other hand, the provisions of this Agreement shall control.

5.8    Interpretation; Headings. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

5.9    Miscellaneous. Excluding Sections 11.1 (Amendments; Extension; Waiver) and 11.3 (Seller Representative) therein, Article XI of the Transaction

Agreement shall be deemed to be, and hereby is, incorporated by reference, mutatis mutandis, in this Agreement.

[Signature page follows.]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

T. ROWE PRICE GROUP, INC.

By:         Name: Robert Sharps
Title: President, Head of Investments, and Group Chief Investment Officer

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Glenn R. August

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William H. Bohnsack, Jr.

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Adam B. Kertzner

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Alan M. Schrager